Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Tracey Dry
(817) 514-5203
communications@usmdinc.com

USMD Holdings Expands Executive Management Team

Rudin Named President and COO, Kennedy To Lead Business Development

IRVING, Texas – (December 12, 2012) Building upon the successful transition to a publicly-traded, innovative, integrated health system, USMD Holdings today announced a new management structure designed to support the company’s long-term growth. Gary L. Rudin has been named president and chief operating officer and will oversee the areas of physician practice management, outpatient services, hospital division, human resources, communications and marketing, information technology, and strategic planning. In addition, Karen Kennedy will assume the newly established role of chief development officer and focus on identifying and pursuing avenues of growth, including physician recruitment and practice acquisition. Effective immediately, both members of the company’s management team will begin to transition into their new roles.

Gary Rudin, an independent consultant providing strategy, customer relationship, and leadership and executive development services, has served as a director of USMD Holdings since February 2012. Mr. Rudin worked for thirty years at Electronic Data Systems (“EDS”) where he rose through the ranks from the first part-time employee to Corporate Senior Vice President. During his career at EDS, Rudin managed the company’s healthcare, government, and energy industry service lines, as well as the geographic areas of Canada, Mexico, and Latin America, and served on the company’s Global Operations Council. He later served as Chief Information Officer for EDS. Rudin has served as a director for many non-profit and for-profit governing boards and currently serves on the board of Sentinel Data Solutions. He has a BA in math and physics from Drake University, as well as an MBA from Drake.

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USMD Management Structure, continued page 2

“As a director, Gary’s experience and leadership has been instrumental in ensuring the successful integration of the USMD family of businesses, and in putting in place our senior management team and structure. In Gary’s role as COO, he will be responsible for delivering results on a day-to-day basis and ensuring solid, effective organizational operations and execution. His extensive executive experience in leading large-scale service organizations, marketplace and competitive strategy, and talent management make him a superb choice to lead the accountable care organization we’re building at USMD. We are delighted Gary has accepted this position” said John House, M.D., chairman and chief executive officer of USMD Holdings. “Mr. Rudin will continue to serve as a member of the Board of USMD Holdings.”

Karen Kennedy previously served as executive vice president and chief operating officer for USMD Holdings. She will retain her position of executive vice president and will now serve as chief development officer, where she will focus on practice acquisition, physician recruitment, managed care contract negotiation, developing the company’s existing service lines and establishing new service lines. Before joining USMD Holdings, Kennedy was the CEO of Impel Management Services and the chief administrative officer for The Medical Clinic of North Texas (“MCNT”). Prior to her tenure at Impel Management Services and MCNT, Kennedy was a senior executive at the Gallatin Medical Foundation/InterHealth Corporation and was vice president for development at the Presbyterian Intercommunity Hospital. She has a BA in Psychology from UCLA and a master’s degree in public health (MPH) from the UCLA School of Public Health. Very active in her community, she is a member of the International Board of Visitors, The Neeley School of Business at Texas Christian University in Fort Worth, and serves as a board member of the AMGA PAC.

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USMD Management Structure, continued page 3

“As our chief development officer, Karen will identify and pursue avenues to enable our continued growth into a fully-integrated delivery system. Karen’s tremendous health care experience and skills make her uniquely qualified for this challenging leadership role. She will provide the “fuel” for us to develop and nurture our vision, by architecting, building and growing existing and new service lines in order to ensure USMD and its affiliates can provide patients with the full spectrum of services to meet their healthcare needs,” said Dr. House. “The changes announced today build upon the successful transition made in September 2012 that brought together four organizations to form a physician-led, integrated healthcare system.”

About USMD Holdings

USMD Holdings is a physician-led integrated healthcare system committed to exemplary patient care and headquartered in Irving, Texas. A business combination comprised of USMD Inc. (“USMD”), Urology Associates of North Texas, L.L.P. (“UANT”), Medical Clinic of North Texas, P.A. (“MCNT”), and IMPEL Management Services, L.L.C., USMD Holdings, Inc., serves the DFW metroplex with 240 physicians and associate practitioners, and provides healthcare services to patients across 18 different specialties at its hospitals, cancer treatment centers and physician clinics. USMD Holdings is listed on the NASDAQ stock exchange under the symbol USMD (NASDAQ:USMD). For more information about USMD Holdings, visit www.usmd.com.

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